Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this registration statement on Form S-8 of Wave Systems Corp. of our reports dated March 15, 2005 relating to the consolidated balance sheets of Wave Systems Corp. as of December 31, 2004 and 2003 and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2004 and for the period from February 12, 1988 (date of inception) to December 31, 2004, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004,  which reports appear in the December 31, 2004 annual report on Form 10-K of Wave Systems Corp.

Our report dated March 15, 2004 contains an explanatory paragraph that states the Company has suffered recurring losses from operations and has an accumulated deficit that raises substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

(Signed) KPMG LLP

Boston, Massachusetts

May 24, 2005